Exhibit 99.1

BlueLinx Announces Second Quarter 2022 Results

MARIETTA, GA, August 2, 2022 - BlueLinx Holdings Inc. (NYSE:BXC), a leading U.S. wholesale distributor of building products, announced today results for the second quarter 2022.

SECOND QUARTER 2022 KEY RESULTS
(all comparisons are versus the prior year period)

•Delivered third highest quarter ever in diluted Earnings Per Share, adjusted EBITDA, and Operating Cash
•Net sales of $1.2 billion, a decrease of 5% due primarily to wood-based commodity price declines
◦Specialty product sales increased 17% to $788 million
•Gross profit of $201 million, a decrease of 20%
◦Specialty product gross profit increased 9% to $180 million
•Net income of $71 million and diluted EPS of $7.48
•Adjusted EBITDA of $112 million, or 9.1% of net sales
•Generated $101 million of Operating Cash and $97 million of Free Cash Flow
•Net Leverage reduced to 0.9x and available liquidity increased to an all-time high of $451 million

“In the second quarter we delivered our third highest quarter ever in three key financial metrics with diluted EPS of $7.48, adjusted EBITDA of $112 million and operating cash of $101 million and continued to accelerate growth in our higher value specialty products, consistent with the long-term strategy we detailed at our investor day in June. We also maintained a strong balance sheet with net leverage at 0.9x and $451 million of available liquidity, an all-time high. We accomplished this in light of a dynamic macro-economic environment which saw steep declines in wood-based commodity prices during the period,” said Dwight Gibson, President and Chief Executive Officer of BlueLinx. “Our second quarter performance is a testament to our team’s focus, discipline, and quality execution.”

“In Q2, specialty product sales grew 17% year-over-year and represented 64% of total sales and specialty product gross profit grew 9% year-over-year and comprised over 85% of total gross profit. We reported structural product gross margin of approximately 5%, a solid result that reflects our ability to strategically manage inventory during a period in which wood-based commodity prices declined more than 50% from a high point in mid-March to a low point in late-June.”

“We are closely monitoring the macro-economic environment as broad-based inflation and the rapid rise in mortgage rates have put pressure on home affordability and new home starts. Given these developments, we anticipate a slowdown in the U.S. housing industry over the coming quarters. However, we believe the undersupply of homes, demographic shifts, repair and remodel activity and high levels of home equity, among other factors, will continue to support the broad residential housing market.”

“As such, we continue to execute our strategy to accelerate growth in specialty products, optimize productivity, invest in our human capital and drive performance. We are confident that this strategy, along with the talented team we have assembled, the performance-based culture we have established, and our disciplined approach to capital allocation will provide us with a significant opportunity to create compelling value for shareholders,” concluded Gibson.

SECOND QUARTER 2022 FINANCIAL PERFORMANCE
In the second quarter, net sales were $1.2 billion, a decrease of $69 million, or 5% year-over-year. Gross profit was $201 million, a decrease of $50 million, or 20%, year-over-year, and gross margin was 16.3%, down 290 basis points year-over-year. The net decrease in sales and gross profit reflects 17% growth in specialty product sales offset by a 29% decrease in structural product sales due primarily to significant declines in average prices for wood-based commodities as compared to the prior year.

Net sales of specialty products, which includes products such as engineered wood, siding, millwork, outdoor living, specialty lumber and industrial products, increased $113 million, or 17%, to $788 million in the second quarter. This growth was primarily driven by strategic pricing actions, offset partially by slightly lower volume when compared to the prior year where we saw historically strong demand. Gross profit from specialty product sales was $180 million, an increase of $15 million, or 9%, year-over-year and gross margin was 22.9% compared to 24.4% in the prior year period, primarily due to price volatility related to products such as treated lumber and panels.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, decreased $181 million, or 29%, to $452 million in the second quarter and gross profit from sales of structural products decreased $65 million, or 75%, year-over-year to $21 million. The decrease in structural sales and gross profit was due primarily to a significant decline in the average price of wood-based commodities. Gross margin on structural product sales was 4.7% in the second quarter, reflecting the impact from wood-based commodity price deflation and also a lower of cost or market adjustment recorded in the quarter.

Selling, general and administrative (“SG&A”) expenses were $91 million in the second quarter, flat to Q1 2022 and $4 million, or 5%, higher than the prior year period. The year-over-year increase in SG&A was due primarily to higher logistical expenses related to inflation in delivery costs along with strategic investments in the Company’s workforce. These increases were partially offset by a lower level of variable incentive compensation, including sales commissions.

Net income was $71 million, or $7.48 per diluted share, versus $113 million, or $11.61 per diluted share, in the prior year period. The $7.48 per diluted share included a $0.33 per share benefit as a result of lower shares outstanding due to the Company’s share repurchases during the first half of 2022.

Adjusted EBITDA was $112 million, or 9.1% of net sales, as compared to $166 million, or 12.7% of net sales in Q2 2021.

Net cash generated from operating activities was $101 million in the second quarter 2022 compared to $47 million in the prior year period. The increase in cash generated from operating activities compared to the prior year was driven primarily by a $74 million reduction in accounts receivable which benefited from wood-based commodity deflation during the period.

Free cash flow was $97 million in the second quarter of 2022 compared to $45 million in the prior year period.

Cash capital investments were $4.4 million in the second quarter of 2022, primarily related to investments to upgrade or enhance the Company’s distribution branches. Additionally, $2.3 million was invested into the fleet through equipment finance leases during the quarter.

In May, the Company increased its share repurchase authorization to $100 million and entered into a $60 million accelerated stock repurchase plan.

THIRD QUARTER 2022 UPDATE
Through the first four weeks of the third quarter 2022, specialty product sales volumes were consistent with the second quarter and gross margins were in the range of 22% to 23%. Structural product sales volumes were above second quarter levels with gross margins between 18% and 19%, which includes a ~900 basis-point benefit from the reversal of the full amount of the lower of cost or market adjustment recorded in Q2 2022. The Company will continue to evaluate market pricing for wood-based commodities and adjust accordingly at the end of each period.

CONFERENCE CALL INFORMATION
BlueLinx will host a conference call on August 3, 2022, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com/events-and-presentations/default.aspx, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-877-407-4018
Passcode: 13731590

To listen to a replay of the teleconference, which will be available through August 17, 2022:

Domestic Replay: 1-844-512-2921
Passcode: 13731590

ABOUT BLUELINX
BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing over 45 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to approximately 15,000 customers including national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR & MEDIA CONTACTS
Ryan Taylor, VP Investor Relations & Treasury
BlueLinx Holdings Inc.
investor@bluelinxco.com

Seth Freeman, VP Marketing & Communications
BlueLinx Holdings Inc.
Seth.Freeman@bluelinxco.com

NON-GAAP MEASURES
The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Our Adjusted EBITDA and Adjusted EBITDA Margin are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted EBITDA and Adjusted EBITDA Margin, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt and Net Leverage Ratio. BlueLinx calculates net debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under financing leases, less cash and cash equivalents. We believe that net debt is useful to investors because our management reviews our net debt as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business.

We determine our overall net leverage ratio by dividing our net debt by trailing twelve-month Adjusted EBITDA. We believe that this ratio is useful to investors because it is an indicator of our ability to meet our future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors.

Our net debt and overall net leverage ratio are not presentations made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. In addition, our net debt and overall net leverage ratio, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our confidence in the Company’s long-term growth strategy; our ability to capitalize on strong demand amid supply chain constraints and wood-based commodity price volatility; our ability to capitalize on supplier-led price increases and our value-added services; our areas of focus and management initiatives; the demand outlook for construction materials and expectations regarding new home construction, repair and remodel activity and continued investment in existing and new homes; our positioning for long-term value creation; our efforts and ability to generate profitable growth; our ability to increase net sales in specialty product categories; our ability to generate profits and cash from sales of specialty products; our multi-year capital allocation plans; our ability to manage volatility in wood-based commodities; our improvement in execution; our efforts and ability to maintain a disciplined capital structure and capital allocation strategy; our ability to maintain a strong balance sheet; our ability to focus on operating improvement initiatives and commercial excellence; constraints, volatility or disruptions in the capital markets or other factors affecting the amount and timing of share repurchases; our ability to successfully execute the ASR; the number of shares that will be delivered to the Company under the ASR; whether or not the Company will continue, and the timing of, any open market repurchases.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: pricing and product cost variability; volumes of product sold; competition; changes in the supply and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; potential acquisitions and the integration and completion of such acquisitions; business disruptions; effective inventory management relative to our sales volume or the prices of the products we produce; information technology security risks and business interruption risks; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, wars or other unexpected events; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the COVID-19 pandemic and other contagious illness outbreaks and their potential effects on our industry; regulations concerning mandatory COVID-19 vaccines; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; variable interest rate risk under certain indebtedness; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; inability to successfully execute the ASR; a lowering or withdrawal of debt ratings; changes in our product mix; increases in petroleum prices; shareholder activism; changes in insurance-related deductible/retention reserves based on actual loss experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; changes in actuarial assumptions for our pension plan; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; the possibility that we could be the subject of securities class action litigation due to stock price volatility; activities of activist shareholders; indebtedness terms that limit our ability to pay dividends on common stock; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	(In thousands, except per share data)		(In thousands, except per share data)
Net sales	$1,239,379	$1,307,913	$2,541,684	$2,333,382
Cost of sales	1,037,971	1,056,741	2,049,225	1,901,818
Gross profit	201,408	251,172	492,459	431,564
Gross margin	16.3%	19.2%	19.4%	18.5%
Operating expenses (income):
Selling, general, and administrative	91,338	87,010	182,627	162,569
Depreciation and amortization	6,518	7,080	13,264	14,545
Amortization of deferred gains on real estate	(984)	(984)	(1,968)	(1,967)
Gains from sales of property	(144)	—	(144)	(1,287)
Other operating expenses	626	871	1,464	983
Total operating expenses	97,354	93,977	195,243	174,843
Operating income	104,054	157,195	297,216	256,721
Non-operating expenses (income):
Interest expense, net	11,255	9,143	22,548	25,377
Other expense (income), net	139	(314)	1,277	(628)
Income before provision for income taxes	92,660	148,366	273,391	231,972
Provision for income taxes	21,388	34,908	68,710	56,654
Net income	$71,272	$113,458	$204,681	$175,318

Basic income per share	$7.64	$11.88	$21.49	$18.44
Diluted income per share	$7.48	$11.61	$21.07	$18.15

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 2, 2022	January 1, 2022
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$104,952	$85,203
Accounts receivable, less allowances of $4,419 and $4,024, respectively	422,659	339,637
Inventories, net	577,648	488,458
Other current assets	35,268	31,869
Total current assets	1,140,527	945,167
Property and equipment, at cost	324,786	318,253
Accumulated depreciation	(146,170)	(137,099)
Property and equipment, net	178,616	181,154
Operating lease right-of-use assets	48,210	49,568
Goodwill	47,772	47,772
Intangible assets, net	11,911	13,603
Deferred tax assets	63,037	60,285
Other non-current assets	19,673	19,905
Total assets	$1,509,746	$1,317,454
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$239,515	$180,000
Accrued compensation	15,895	22,363
Taxes payable	16,600	6,138
Finance lease liabilities - short-term	8,036	7,864
Operating lease liabilities - short-term	6,185	5,145
Real estate deferred gains - short-term	3,935	3,934
Other current liabilities	15,764	18,347
Total current liabilities	305,930	243,791
Non-current liabilities:
Long-term debt, net of debt issuance costs of $4,462 and $4,701, respectively	291,764	291,271
Finance lease liabilities - long-term	263,389	266,853
Operating lease liabilities - long-term	42,104	44,526
Real estate deferred gains - long-term	72,304	74,206
Pension benefit obligation	9,982	11,605
Other non-current liabilities	24,556	21,953
Total liabilities	1,010,029	954,205
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,211,626 and 9,725,760 outstanding on July 2, 2022, and January 1, 2022, respectively	92	97
Additional paid-in capital	199,565	268,085
Accumulated other comprehensive loss	(29,048)	(29,360)
Retained earnings	329,108	124,427
Total stockholders’ equity	499,717	363,249
Total liabilities and stockholders’ equity	$1,509,746	$1,317,454

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	(In thousands)		(In thousands)
Cash flows from operating activities:
Net income	$71,272	$113,458	$204,681	$175,318
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	6,518	7,080	13,264	14,545
Amortization of debt discount and issuance costs	230	429	493	1,032
Adjustments to debt issuance costs associated with term loan	—	—	—	5,791
Gains from sales of property	(144)	—	(144)	(1,287)
Deferred income tax	(758)	(1,948)	(2,752)	(5,844)
Amortization of deferred gains from real estate	(984)	(983)	(1,968)	(1,967)
Share-based compensation	1,775	1,992	3,937	3,402
Changes in operating assets and liabilities:
Accounts receivable	74,397	(18,402)	(83,022)	(143,574)
Inventories	(15,093)	(49,291)	(89,190)	(83,606)
Accounts payable	9,443	8,125	59,515	61,937
Taxes payable	(36,595)	(15,705)	10,462	10,094
Other current assets	(2,798)	(3,251)	(3,399)	(3,699)
Other assets and liabilities	(6,070)	5,705	(8,447)	(9,541)
Net cash provided by operating activities	101,193	47,209	103,430	22,601

Cash flows from investing activities:
Proceeds from sale of assets, net	482	290	531	2,100
Property and equipment investments	(4,373)	(1,778)	(6,882)	(2,900)
Net cash used in investing activities	(3,891)	(1,488)	(6,351)	(800)

Cash flows from financing activities:
Borrowings on revolving credit facilities	—	375,973	—	638,183
Repayments on revolving credit facilities	—	(414,076)	—	(606,019)
Repayments on term loan	—	—	—	(43,204)
Common stock repurchase and retirement	(60,000)	—	(66,427)	—
Debt financing costs	—	—	—	(861)
Repurchase of shares to satisfy employee tax withholdings	(5,777)	(5,076)	(6,170)	(5,132)
Principal payments on finance lease liabilities	(1,011)	(2,542)	(4,733)	(4,671)
Net cash used in financing activities	(66,788)	(45,721)	(77,330)	(21,704)

Net change in cash and cash equivalents	30,514	—	19,749	97
Cash and cash equivalents at beginning of period	74,438	179	85,203	82
Cash and cash equivalents at end of period	$104,952	$179	$104,952	$179

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income to Adjusted EBITDA:

	Three Months Ended		Six Months Ended		Trailing Twelve Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	(In thousands)		(In thousands)		(In thousands)
Net income	$71,272	$113,458	$204,681	$175,318	$325,499	$250,292
Adjustments:
Depreciation and amortization	6,518	7,080	13,264	14,545	26,911	28,748
Interest expense, net	11,255	9,143	22,548	19,586	41,074	41,085
Term loan debt issuance costs(1)	—	—	—	5,791	1,603	5,791
Provision for income taxes	21,388	34,908	68,710	56,654	109,799	72,441
Share-based compensation expense	1,775	1,992	3,937	3,402	7,125	7,536
Amortization of deferred gains on real estate	(984)	(984)	(1,968)	(1,967)	(3,937)	(4,009)
Gain from sales of property(1)	(144)	—	(144)	(1,287)	(7,284)	(11,291)
Restructuring and other(1)(2)	1,126	872	3,464	985	4,747	1,760
Adjusted EBITDA	$112,206	$166,469	$314,492	$273,027	$505,537	$392,353

(1) Reflects non-recurring items of approximately $1.0 million in beneficial items to the current quarterly period and approximately $0.9 million in beneficial items to the prior quarterly period. For the current year six-month period, reflects non-recurring, beneficial items of approximately $3.3 million and the prior year six-month period reflects $5.5 million of non-recurring, beneficial items. For the trailing twelve months ended, reflects approximately $0.9 million and $3.7 million of non-recurring, non-beneficial items, in the current and prior period, respectively.

(2) Reflects costs related to our restructuring efforts, such as severance, and other one-time non-operating items.

The following schedule presents our Adjusted EBITDA margin as a percentage of net sales:

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	(In thousands)		(In thousands)
Net sales	$1,239,379	$1,307,913	$2,541,684	$2,333,382
Adjusted EBITDA	112,206	166,469	314,492	273,027
Adjusted EBITDA margin	9.1%	12.7%	12.4%	11.7%

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	(In thousands)		(In thousands)
Net sales by product category
Specialty products	$787,860	$675,189	$1,555,767	$1,237,811
Structural products	451,519	632,724	985,917	1,095,571
Total net sales	$1,239,379	$1,307,913	$2,541,684	$2,333,382

Gross profit by product category
Specialty products	$180,254	$164,995	$364,353	$273,530
Structural products(1)	21,154	86,177	128,106	158,034
Total gross profit	$201,408	$251,172	$492,459	$431,564

Gross margin % by product category
Specialty products	22.9%	24.4%	23.4%	22.1%
Structural products(1)	4.7%	13.6%	13.0%	14.4%
Total gross margin %	16.3%	19.2%	19.4%	18.5%

(1) Includes a lower of cost or net realizable value reserve of $9.8 million recorded in the second quarter of fiscal 2022 compared to $16.7 million recorded in the second quarter of fiscal 2021, both of which were recorded in response to the decline in wood-based commodity prices as of the end of both comparable periods.

The following schedule presents Net Debt and the Net Leverage Ratio for the Trailing Twelve Months:

	Period Ended
	July 2, 2022	July 3, 2021
	(In thousands)
Finance lease liabilities - short term	$8,036	$6,379
Long term debt(1)	300,000	320,410
Finance lease liabilities - long term	263,389	272,817
Total long-term debt	571,425	599,606
Less: available cash	104,952	179
Net Debt	466,473	599,427
Trailing twelve month Adjusted EBITDA	$505,537	$392,353
Net Leverage Ratio	0.9x	1.5x

(1) For the period ended July 2, 2022, our long-term debt is comprised of $300 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our balance sheet at $291.8 million which is net of their discount of $3.8 million and the combined carrying value of our debt issuance costs of $4.5 million. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio. For the period ended July 3, 2021, our long-term debt presented in this table is the balance presented on our balance sheet of $318.2 million, which was comprised of the balance of our revolving credit facility and our term loan, plus the carrying value of our debt issuance costs of $2.2 million.

The following schedule presents free cash flow:

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	(In thousands)		(In thousands)
Net cash provided by operating activities	$101,193	$47,209	$103,430	$22,601
Less: Property and equipment investments	(4,373)	(1,778)	(6,882)	(2,900)
Free cash flow	$96,820	$45,431	$96,548	$19,701